Phase II trial of a 10-epitope CTL vaccine, EP-2101, in metastatic NSCLC patients

C. Cunningham[1], P. Maples[1], B. Pappen[1], J. Nemunaitis[1], R. Eager[1], Mary Crowley Cancer Research Centers, M. Morse[2], F. A. Greco[3], D. McCune[4], H. Khong[5], R. Steis[6], B. Mills[7], G. Ishioka[8], J. Bender[7]

Mary Crowley Cancer Research Centers, Dallas, TX, [2]Duke University Medical Center, Durham, NC, [3]Sarah Cannon Cancer Center, Nashville, TN, [4]Madigan Army Medical Center, Tacoma, WA, [5]University of South Alabama, Mobile, AL, [6]Atlanta Cancer Care, Roswell, GA, [7]IDM Pharma, Inc, Irvine, CA, [8]Pharmexa-Epimmune, San Diego, CA.

ABSTRACT

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BACKGROUND

The Multi-Epitope EP-2101 Vaccine

EP-2101 contains 9 synthetic CTL epitopes which were identified from 4 tumor antigens (CEA, HER-2/neu, p53, and MAGE2/3) using a rational epitope identification system

- All epitopes demonstrate high HLA-A2 supertype binding affinity and induce human CTL in a primary in vitro induction assay

Vaccine contains 2 natural wild-type epitopes, 4 HLA anchor-modified analogs and 3 heteroclitic analogs

The PADRE® universal epitope was also included as source of T-cell help

Ten synthetic peptide epitopes were formulated in Montanide® ISA51 and manufactured as a stable, single-vial emulsion

Tumor Antigen Expression in NSCLC

Antigen	% Tumors (over) Expressing
CEA	70
HER-2/neu	20-30
p53	40 -60
MAGE2/3	35
COMBINED	93

Ten Epitopes Selected for the EP-2101 Vaccine

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TRIAL DESIGN AND METHODS

Phase II Trial Design

Objectives: Overall patient survival and vaccine safety; vaccine immunogenicity (secondary endpoint)

Design: Open label, non-placebo, one-year follow-up for survival

Inclusion Criteria: HLA-A2+, stage IIIb, IV or recurrent NSCLC, ECOG score of 0 – 1, tumor volume <125 cm^2, no limit on prior chemotherapy

Enrollment: 68 HLA-A2+ patients enrolled. 63 HLA-A2+ patients treated with 1 or more doses. Last patient enrolled in March, 2006.

Control Group: 72 HLA-A2 negative patients who were otherwise eligible served as concurrent controls

Vaccine Treatment: Patients received 6 induction doses of EP-2101, 3 weeks apart; 5 mg peptide/ treatment delivered subcutaneously

- Additional maintenance immunizations at Week 22, Week 30, Month 9 and every 3 months thereafter until Month 24 (up to 7)

Testing of PBMC Samples for Immune Response

Clinical protocol required patients complete Week 18 of study (i.e. receive 6 doses of vaccine) before testing for immune responses

- A total of 33 patients were tested for immune responses. 11 patients with all 9 CTL epitopes and the remaining 22 with 5 CTL epitopes that gave best responses in the first 11.

CTL responses measured with an IFN- ELISPOT assay following in vitro stimulation of PBMC for 10 days with individual vaccine epitopes

- PBMC stimulated with vaccine analogs were tested against corresponding wild-type epitope in the ELISPOT assay
- 2x10^6 PBMCs/well (3 – 4 wells/epitope) were stimulated individually with vaccine epitope peptide (10 g/ml)
- rIL-2 (10 U/ml final) added after 24 hr; 10 day culture period before testing in ELISPOT assay

Helper T-cell responses against PADRE measured following overnight resting of PBMC, without in vitro expansion

- PBMC thawed, rested overnight in medium then tested in IFN- ELISPOT assay

Pre-vaccination sample tested in every experiment

IFN- ELISPOT assay

CTLs (5x10^4 cells/well) stimulated with 10^4 peptide-treated autologous PBMCs as APCs

- Responses measured to vaccine epitope, and for vaccine analogs, to corresponding wild-type (WT) epitope
- Irrelevant HLA-A2-binding HBV core antigen peptide used as a negative control

PADRE-specific Th-cells measured by stimulating 2x10^5 PBMCs/well with 10 g/ml PADRE or an irrelevant malaria peptide

18 hr assay; spot-forming cells (SFC) enumerated with a computer-assisted ELISPOT reader (Carl Zeiss Inc.)

Data are expressed as net SFC/ 5x10^4 cells induced by the vaccine epitope after subtracting background (SFC against the irrelevant HBV or malaria epitope peptide)

CLINICAL RESULTS

Survival Curves- Treated vs Control

n=135 Treated= 63 (28 deaths) Control= 71* (42 deaths)


Survival Functions
Cum Survival
DaysSurvived
Received Vaccine
No
Yes
No-censored
Yes-censored

*- one patient was not included in survival analysis due to a loss in followup

One-year survival-
Control patients= 49%
Treated patients= 60%

Median survival (days)-
Control patients= 361
Treated patients= 583

Demographics of 135 Patients Analyzed in This Study

	Total Population (N=135)	HLA-A2+ (N=63)	HLA-A2- (N=72)
Mean Age (range)	64.5 (26 - 91)	64 (26 - 87)	65 (33 - 91)
Sex			
Male	72 (53%)	35 (55%)	37 (51%)
Female	64 (47%)	29 (45%)	35 (49%)
Race			
Caucasian	111 (82%)	54 (84%)	57 (79%)
African-american	13 (9%)	6 (10%)	7 (10%)
Asian	4 (3%)	4 (6%)	0
Unknown	8 (6%)	0	8 (11%)

Adverse Events That Occurred at 5% Frequency

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IMMUNE RESPONSE RESULTS

Criteria for a Positive Vaccine Response

A positive CTL response induced by vaccination must:
- Exceed a minimum of 5 net spots/50,000 cells (background subtracted)
- Exceed the average of background spots induced by the irrelevant control peptide + 2 standard deviations (SD)
- Exceed the average net spots of the pre-vaccination sample by 2-fold + 2 SD

Percent of Patients Responding to CTL Epitopes


Percent of patients with response

PADRE-Specific Helper T-Cell Responses

IFN- producing helper T-cells against PADRE were detected in 18 of 33 patients tested (55%), without short-term in vitro expansion of PBMCs with peptide



Immune Response Results from the 5 Strongest CTL Epitopes

After the evaluation of the first 11 patients, the epitopes giving the best responses (CEA24, CEA605, HER2.369, MAGE2.157 and MAGE3.112) were chosen to test an additional 22 patients

Breadth of Response to Best 5 CTL Epitopes

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Cumulative # of Antigens	Number of Patients who Responded
0	3 (9%)
1 or more	30 (91%)
2 or more	28 (85%)
3 or more	21 (64%)
4 or more	13 (39%)
5	6 (18%)

Fraction of Patients with Positive Responses

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Examples of Individual Patient Responses

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Magnitude of Immune Response

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SUMMARY-CONCLUSIONS

Safety- EP-2101 was well tolerated. Treatment associated AEs were mainly injection site reactions

Clinical Results- Suggested survival benefit in this advanced NSCLC population was demonstrated with vaccinated (HLA-A2 positive) patients compared to concurrent non vaccinated (HLA-A2 negative) patients. A randomized trial is recommended to confirm benefit

Immune response- EP-2101 induced broad and durable responses to analog and wild-type CTL epitopes